UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2012

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor

New York, NY 10001

(Address of Principal Executive Offices)

(855) 423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below.  The discussion is qualified in its entirety by the full text of the agreements.

On May 24, 2012 (the “Closing Date”) Augme Technologies, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Geos Communications IP Holdings, Inc. (“Geos IP”), Geos Communications, Inc. (the “Parent”) and holders of Geos IP’s preferred stock (the “Preferred Stockholders”) pursuant to which the Company acquired all of the common stock and all of the preferred stock of Geos IP (collectively, the “Geos Stock”).

The purchase price for the Geos Stock was $4,355,000 (the “Purchase Price”).  $355,000 of the Purchase Price was paid in cash to the Parent and $4 million of the Purchase Price will be paid to the Preferred Stockholders with 1,860,465 shares of the Company’s common stock valued at $2.15 per share (the “Purchase Shares”).  The price per share was agreed to on March 6, 2012 between the parties in arm’s length negotiations between the Parent, the Preferred Stockholders and the Company. The Parent and the Preferred Stockholders have indemnified the Company against certain Losses, as defined in the Agreement, resulting from breaches of any representation, warranty, covenant or agreement of Geos IP, the Parent or the Preferred Stockholders.  In order to secure payment of any Loss, the Company will retain possession of the Purchase Shares for a period of up to 14 months following the Closing Date.

By acquiring the Geos Stock, the Company acquired 5 U. S. patents covering Voice over Internet Protocol (“VoIP”) and other critical mobility inventions and 7 U. S. patent applications and 18 pending international patent applications covering related invention families within the field of mobile VoIP.

The Company’s Chief Executive Officer, Paul Arena, was a Director of the Parent until March 8, 2010 and is the owner of 1,625,276 shares of the Parent’s common stock and options to purchase 476,389 shares of the Parent’s common stock.  The Company’s director, Ernest W. Purcell, and Phillip C. Rapp, Jr., the Company’s Executive Vice President of Strategic Planning, are Preferred Stockholders.  Mr. Purcell owned a total of 76,168 shares of Geos IP preferred stock and Mr. Rapp owned a total of 100,000 shares of Geos IP preferred stock.  For each 2.988 shares of Geos IP preferred stock, the Preferred Stockholders received 1 share of the Company’s common stock.  Therefore, Mr. Purcell received 25,492 shares of the Company’s common stock and Mr. Rapp received 33,468 shares of the Company’s common stock.

Item 3.02               Unregistered Sales of Equity Securities

In conjunction with the acquisition of the Geos Stock as described in Item 1.01 above, on the Closing Date the Company is in the process of issuing 1,860,465 shares of common stock to the Preferred Stockholders.  The Company relied on Rule 506 of Regulation D promulgated under the Securities Act of 1933 to issue the shares inasmuch as all of the Preferred Stockholders qualified as accredited investors and the Company did not engage in any general advertisement or general solicitation of the offering.

Item 8.01               Other Events

On May 29, 2012 the Company issued a press release relating to its acquistion of patents and patent applications from Geos IP.  A copy of the press release is attached to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits

Exhibits:

10.1                           Stock Purchase Agreement by and among Augme Technologies, Inc., Geos Communications IP Holdings, Inc., Geos Communications, Inc. and the Preferred Stockholders Listed on Schedule I.  The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

10.2                           Letter dated May 24, 2012 amending closing date.

99.1                           Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc.
(Registrant)

Date: May 29, 2012	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Stock Purchase Agreement by and among Augme Technologies, Inc., Geos Communications IP Holdings, Inc., Geos Communications, Inc. and the Preferred Stockholders Listed on Schedule I. The exhibits and schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K and the Company undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the Commission.

10.2	Letter dated May 24, 2012 amending closing date.

99.1	Press Release